UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2015

ALERE INC.

(Exact name of registrant as specified in charter)

Delaware	1-16789	04-3565120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453

(Address of Principal Executive Offices) (Zip Code)

(781) 647-3900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 25, 2015, the Compensation Committee (the “Committee”) of the Board of Directors of Alere Inc. (the “Company”) approved several elements of a new compensation philosophy intended to provide a framework for future compensation decisions. The objective of this compensation philosophy is to attract, retain and motivate the talented and dedicated executives who are critical to Alere’s success in achieving its goals of continue growth, innovation and increased profitability and generally provides for a targeted mix of base salary, variable cash compensation and annual long-term incentive compensation.

In support of this general philosophy, the Committee approved the Alere Inc. 2015 Short-Term Incentive Plan (the “STIP”), a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by reference, providing for potential cash bonuses to officers, executives and certain managers. Under the STIP, participants are eligible to receive cash bonuses targeted at defined percentages of their current base salary, or their Bonus Opportunity, based on their executive or management level. Officers of the Company (other than the CEO and CFO) have a Bonus Opportunity targeted at 45%, and the CEO and CFO have Bonus Opportunities targeted at 100% and 60% respectively. Based on the sum of all Bonus Opportunities, the STIP will fund in an aggregate amount of approximately $9 million (of which approximately $4 million is allocated to officers) if corporate earnings per share and organic growth targets established by the Committee are both met at the targeted levels, and in an aggregate amount of up to a maximum of approximately $13.5 million (of which approximately $5.5 million is allocated to officers) if both of these targets are exceeded by 50%. Executives performing corporate functions will receive bonus equal to the percentage by which both corporate targets, weighted equally, were met. Remaining STIP funds will be distributed among the Company’s global business units, or GBUs, including its International division, based upon performance against the corporate earning per share target and GBU revenue and gross margin targets approved separately by the Committee, weighted 50%, 25%, 25% respectively. Funds allocated to each GBU will then be distributed among participating GBU employees based on individual performance targets.

The Committee also approved long-term incentive awards, or the Annual Option Awards, in the form of stock options granted under the Alere 2010 Stock Option and Incentive Plan. The Annual Option Awards were granted as of February 28, 2015, have an exercise price of $45.47 per share and vest in four equal, annual installments beginning on the first anniversary of the grant date based on continued employment. The following awards were made to named executive officers of the Company:

Officer Name	Number of Stock Option Shares:	Job Title
Namal Nawana	300,000	CEO
Dave Teitel	35,000	CFO

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description

99.1	Alere Inc. 2015 Short-Term Incentive Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALERE INC.

Date: March 3, 2015	By:	/s/ Jay McNamara
Jay McNamara
Senior Counsel – Corporate & Finance

EXHIBIT INDEX

Exhibit No.	Description

99.1	Alere Inc. 2015 Short Term Incentive Plan